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                 January 12, 2023

       Rajeev K. Aggarwal
       Chief Executive Officer
       Cvent Holding Corp.
       1765 Greensboro Station Place, 7th Floor
       Tysons, VA 22102

                                                        Re: Cvent Holding Corp.
                                                            Registration
Statement on Form S-3
                                                            Filed January 3,
2023
                                                            File No. 333-269101

       Dear Rajeev K. Aggarwal:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Edwin Kim, Staff Attorney, at (202) 551-3297 or Jan Woo, Legal Branch
       Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Robert E. Goedert, P.C.